UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 4, 2012

CSS Industries, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-2661	13-1920657
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1845 Walnut Street
Philadelphia, PA		19103
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (215) 569-9900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c)).

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Employment Agreement with Jack Farber

On December 5, 2012, CSS Industries, Inc. (the “Company”) entered into an employment agreement with Jack Farber (the “Agreement”) which sets forth the terms and conditions of Mr. Farber’s continuing employment with the Company. The Agreement provides that Mr. Farber will continue to be employed as an employee in the position of Chairman (the “Chairman”) of the Board of Directors of the Company (the “Board”) until July 31, 2014, unless his employment is terminated earlier (a) by the Company or Mr. Farber or (b) if he is not elected to the Board. Unless terminated earlier, Mr. Farber’s employment with the Company will terminate on July 31, 2014.

Under the Agreement, while Mr. Farber is employed as the Chairman he will continue to receive a base salary equal to $400,000 per year and will continue to be eligible to participate in all employee pension and welfare benefit plans made available to the Company’s senior management employees.

The Agreement provides that if either (a) Mr. Farber remains continuously employed as the Chairman through July 31, 2014 and his employment with the Company terminates on July 31, 2014 or (b) Mr. Farber’s employment is terminated by the Company for any reason prior to July 31, 2014, including by reason of his not being re-elected as a member of the Board by the Company’s stockholders, but other than on account of his death or for “Cause” (as such term is defined in the Agreement), Mr. Farber will receive continued payment of his base salary for twelve months following his termination of employment.

The Agreement also provides that if either (a) Mr. Farber remains continuously employed as the Chairman through July 31, 2014 and his employment with the Company terminates on July 31, 2014 or (b) Mr. Farber’s employment is terminated by the Company for any reason prior to July 31, 2014, including by reason of his not being re-elected as a member of the Board by the Company’s stockholders, but other than on account of termination for Cause, Mr. Farber and his spouse will receive lifetime medical insurance coverage under a medical insurance program that provides medical coverage on the terms and conditions, and at such levels, that Mr. Farber (or his spouse, in the event of his earlier death) and the Company mutually agree (which coverage will not be substantially greater or less than the coverage Mr. Farber had in effect on the date immediately prior to his last day of employment with the Company), provided that in order for Mr. Farber and his spouse to receive such medical coverage, Mr. Farber (or his spouse, in the event of his earlier death) must pay the monthly premium for the coverage, and the Company will pay him the amount of such monthly premium, less the amount that he would have been required to pay for such coverage if he were employed by the Company at such time, plus an additional amount equal to the federal, state, and local income and payroll taxes that Mr. Farber incurs on such monthly payment.

The Agreement conditions the severance payments and continued medical benefits on Mr. Farber’s execution and non-revocation of a release of claims; however, no release is required if the medical coverage is provided to Mr. Farber’s spouse following termination of his employment on account of his death.

The Agreement includes a non-competition restriction on Mr. Farber during the term of his employment and for one year after his termination of employment.

The foregoing description of the Agreement is qualified in its entirety by the provisions of the Agreement, a copy of which is filed herewith as Exhibit 10.1.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Changes in Fiscal Year.

On December 4, 2012, the Board adopted amended and restated bylaws (the “Restated Bylaws”), replacing the then-existing bylaws of the Company, as amended and restated through September 25, 2012 (the “Existing Bylaws”). Material changes to the Existing Bylaws incorporated in the Restated Bylaws are summarized as follows:

Article III, Section 3.10 Nomination of Directors; Other Business.

Section 3.10 of the Restated Bylaws sets forth a detailed methodology for stockholders to nominate directors and propose matters to be brought before an annual or special meeting of stockholders, replacing the procedures found in Section 4.14 of the Existing Bylaws.

Article V, Section 5.05 The Chief Executive Officer.

Section 5.05 of the Restated Bylaws creates an official position of Chief Executive Officer and describes the duties and responsibilities attendant to the position. Sections 4.06 and 5.01 of the Restated Bylaws are conformed to acknowledge the establishment of such position. While the Company has historically had a Chief Executive Officer named by the Board from among the Company’s other officers, the Restated Bylaws formalize the position in the Company’s governing documents.

Article VII, Indemnification of Directors, Officers and Employees.

Under Article VII of the Restated Bylaws, directors, officers and employees of the Company are entitled to be indemnified and held harmless by the Company to the fullest extent permitted by the Delaware General Corporation Law (the “GCL”) for actions taken in such roles. Under the Existing Bylaws, such individuals are entitled to substantially the same protections, but the provisions in the Restated Bylaws are designed to be in conformity with and synchronized to the GCL.

The foregoing summary is qualified in its entirety by reference to the complete text of the Restated Bylaws, a copy of which is attached hereto as Exhibit 3.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

3.1	Bylaws of CSS Industries, Inc., amended and restated as of December 4, 2012.

10.1	Employment Agreement between Jack Farber and CSS Industries, Inc. dated December 5, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CSS INDUSTRIES, INC.

By:	/s/ William G. Kiesling
William G. Kiesling
Vice President – Legal and Human Resources and General Counsel

Dated: December 10, 2012

EXHIBIT INDEX

3.1	Bylaws of CSS Industries, Inc., amended and restated as of December 4, 2012.

10.1	Employment Agreement between Jack Farber and CSS Industries, Inc. dated December 5, 2012.